Exhibit 99.1

Century Aluminum Reaches Agreement on Long-Term Power Contract for Hawesville, KY Smelter

MONTEREY, CA. June 17, 2009 -- Century Aluminum of Kentucky, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), today announced that it has reached agreement on a new, long-term power contract for the company’s Hawesville, Kentucky smelter. The agreement was reached after lengthy discussions with E.ON U.S. and Big Rivers Electric Corporation (Big Rivers).

Century, along with E.ON U.S., Big Rivers and Rio Tinto Alcan, has been working for more than five years to negotiate an “unwind” of the existing contractual arrangement between Big Rivers and E.ON U.S., and to define a new agreement that would provide long-term, cost-based power to the two smelters in western Kentucky.  On May 29, Century announced that it was unable to move forward on the unwind agreement due to unfavorable business conditions that had the potential to create unacceptable near-term financial risk.

E.ON has agreed to help Century mitigate a significant portion of this risk during the near-term.  For a limited period, to the extent Century does not use all the power under the take-or-pay contract, E.ON will, with some limitations, assume Century's obligations.  As part of this arrangement, E.ON will defer the payment of approximately $40 million which it had previously agreed to pay to Century upfront and defer funding of an escrow account of approximately $40 million that would have been used to reduce Century's power costs during the next several years.  E.ON will now pay these amounts as and if Century consumes power under the contract.  At Hawesville's current production rate, Century would receive the entirety of these economic benefits over approximately eighteen months.  To the extent the aggregate risk mitigation and production payments made by E.ON exceed approximately $80 million, Century would repay this excess to E.ON over time, but only if the LME aluminum price were to exceed certain thresholds.

“We are delighted to be able to participate in the unwind agreement,” said Hawesville vice president and plant manager Matt Powell.  “All of the parties have worked tirelessly to achieve a mutually beneficial outcome. Although we still face significant issues in the near-term as a result of depressed aluminum prices, the unwind agreement is a major step forward for the long-term viability of the smelters and for the economic health of the local communities here in western Kentucky.”

At full capacity, the Hawesville smelter produces approximately 244,000 tonnes of primary aluminum annually from five potlines. As a result of the global economic crisis and depressed aluminum prices, Century curtailed one potline in March 2009.  The Hawesville smelter currently receives its electrical power from Kenergy Corp (a member of the Big Rivers system), under a power supply agreement between WKE and Kenergy that expires at the end of 2010.

Century Aluminum Company, the parent of Century Aluminum of Kentucky, owns primary aluminum capacity in the United States and Iceland, as well as an interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, NBI hf.
Astros Vidarsdottir, Senior Manager-Corporate Finance, NBI hf.

Contacts:
Mike Dildine (media)
831-642-9364

Shelly Lair (investors)
831-642-9357